EXHIBIT 10.23

AMENDMENT NUMBER 3

TO THE

OCCIDENTAL PETROLEUM CORPORATION

SUPPLEMENTAL RETIREMENT PLAN II

Effective as of January 1, 2005

The Occidental Petroleum Corporation Supplemental Retirement Plan II (Effective as of January 1, 2005) (“Plan”) is hereby amended effective as of January 1, 2008 (unless a different effective date is specified) as follows:

1.	Section 2.1(d), relating to the definition of “Base Pay of Record,” is amended in its entirety to read as follows:
(d)

“Base Pay of Record” means the base salary and wages earned while a Participant from an Employer for services rendered, including pretax deferrals under the Savings Plan, and amounts contributed pursuant to the Occidental Petroleum Flexible Spending Accounts Plan, as amended from time to time.

(1)	Base Pay of Record does not include:
(A)	Bonuses, incentives, overtime, shift differential, and overseas differentials;
(B)	Reimbursement for expenses or allowances, including automobile allowances and moving allowances;
(C)

Any amount contributed by the Employer (other than pretax deferrals under the Savings Plan and any amounts contributed pursuant to the Occidental Petroleum Flexible Spending Accounts Plan, as amended from time to time) to any qualified plan or plan of deferred compensation; and

(D)	Any amount paid by an Employer for other fringe benefits, such as health and hospitalization, and group life insurance benefits, or perquisites.
(2)	Base Pay of Record is determined in accordance with the following rules:
(A)	For Participants compensated by salary, Base Pay of Record means the actual base salary of record for the Participant (subject to the exclusions listed above).
(B)

For Participants compensated based on mileage driven (primarily truck drivers), Base Pay of Record means the number of miles driven multiplied by the applicable mileage pay rate (subject to the exclusions listed above), plus the Participant’s scheduled number of hours worked in the pay period multiplied by the Participant’s base hourly rate (subject to the exclusions listed above).

(C)

For Participants compensated at an hourly rate, Base Pay of Record means the base hourly rate (subject to the exclusions listed above) multiplied by the number of regularly scheduled hours worked in a pay period. If the Active Participant’s regularly scheduled work week is more than 40 hours, Base Pay of Record shall include an additional amount equal to the base hourly rate (subject to the exclusions listed above) times one half the number of regularly scheduled hours worked in excess of 40 in the work week.

(D)

For Participants compensated on an eight, ten, twelve, or some other assigned hour Shift Basis and whose annual compensation is pre-determined under the Company’s payroll recordkeeping system, Base Pay of Record for each pay period shall be the Participant’s pre-determined annual compensation (subject to the exclusions listed above) divided by the number of pay periods applicable to the Participant during the Plan Year. For the purpose of this subsection, the term “Shift Basis” means any arrangement whereby Participants work the assigned hour daily shifts which may result in alternating work weeks of more and less than 40 hours per week.

(E)

Base Pay of Record includes vacation pay received in periodic payments and annual vacation payments made to Employees paid by commission, but does not include single sum vacation payments to active or terminating Employees.

(F)

Base Pay of Record includes base salary or wages received during paid leaves of absence and periodic notice pay, but, effective July 1, 2006, Base Pay of Record does not include single sum notice pay payments or any severance pay payments.

(G)	Base Pay of Record does not include long-term disability payments or payments made to any Participant pursuant to the Occidental Chemical Corporation Weekly Sickness and Accident Plan unless:
(i)	Such payments are made to the Participant through the payroll accounting department of the Company or an Affiliate, and
(ii)	The Participant is ineligible for participation in the Retirement Plan.
2.	Paragraph (1) of section 2.1(z), relating to the definition of “Threshold Amount,” is amended in its entirety to read as follows:
(1)

For the period between January 1, 2005 and December 31, 2006, the Plan Limit for the Plan Year, determined under Appendix II of the Savings Plan (or any successor provision), and, effective January 1, 2007, the Contribution Percentage Limit for the Plan Year, determined under Appendix E of the

Savings Plan (or any successor provision), for a highly compensated employee as defined under Code section 414(q), times the annualized Base Pay of Record;
3.	A new sentence is added at the end of section 3.1, relating to Effective Date of Participation, to read as follows:

Further, notwithstanding anything contrary contained herein, any Employee who participates or is eligible to participate in the THUMS Long Beach Company Savings and Investment Plan or the THUMS Long Beach Company Pension Plan beginning on or after January 1, 2008 through December 31, 2008 shall be ineligible to be a Participant.

4.	Paragraph (2) of section 4.1(b), relating to the Reduction Amount in determining Allocations to the Retirement Plan is amended in its entirety to read as follows:
(2)

Reduction Amount. The amounts contingently credited to the account maintained for the Participant during the Plan Year under paragraph (1) shall be reduced as of the last day of the Plan Year, but not below zero, by the amount determined under this paragraph. The reduction amount is intended to be equal to the Employee’s allocation under the Retirement Plan for the Plan Year assuming that the Employee maximized deferrals under the Savings Plan. After the reduction described in this paragraph, the remaining amount shall be permanently credited to the account maintained for the Participant.

(A)	No reduction shall apply to the account maintained for any Participant, including an LTD Participant, who is not an Employee on the last day of the Plan Year.
(B)	The reduction amount for other Participants shall be equal to the dollar limit in effect for the Plan Year under Code section 415(c)(1)(A) minus sum of the following:
(i)	For the period between January 1, 2005 and December 31, 2006,
(I)	the Plan Limit for the Plan Year, determined under Appendix II of the Savings Plan (or any successor provision), times the Participant’s Base Pay Paid, and
(II)	6 percent times the Participant’s Base Pay Paid for the Plan Year;
(ii)	Effective beginning on or after January 1, 2007,
(I)

the Contribution Percentage Limit for the Plan Year, determined under Appendix E of the Savings Plan (or any successor provision) times the Participant’s Base Pay Paid and 6 percent of the Annual Bonus for the Plan Year, and

(II)	6 percent times the sum of the Participant’s Base Pay Paid and Annual Bonus for the Plan Year.

For purposes of determining the reduction under this subparagraph, no portion of the sum of the Participant’s Base Pay Paid and Annual Bonus for the Plan Year in excess of the amount specified in Code section 401(a)(17) in effect for the Plan Year shall be taken into account. The reduction amount shall not be less than zero.

5.	Except as amended above, the terms of the Plan as in effect prior to this amendment shall continue unchanged.

* * * * *

In Witness Whereof, the Company has caused this amendment to be adopted on its behalf by the unanimous action of the Pension and Retirement Plan Administrative Committee this ____ day of _______________, 2007.

Occidental Petroleum Corporation

Pension and Retirement Plan

Administrative Committee

Richard W. Hallock

Jim A. Leonard

James M. Lienert

Daniel S. Watts

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